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                                                                     EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATION OF THE POWERS,
                  PREFERENCES AND RIGHTS OF SERIES A REDEEMABLE
                           CONVERTIBLE PREFERRED STOCK

                             Pursuant to Section 242
                      of the General Corporation Law of the
                                State of Delaware

                  Immersion Corporation, a company organized and existing under the General Corporation Law of the State of Delaware (the "COMPANY"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and its By-laws (the "BY-LAWS"), and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the Company (the "BOARD OF DIRECTORS") at a meeting duly called and held on July 23, 2003, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and By-laws, the Board of Directors does hereby create, authorize and provide for the issue of a series of Preferred Stock having the following designation, voting powers, preferences and relative, participating, optional and other special rights:

                  1. Number and Designation. The Company shall have a series of Preferred Stock, which shall be designated as its Series A Redeemable Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), par value $0.001 per share, with 2,185,792 shares initially authorized and, subject to the limitations set forth herein, such number of additional shares as are authorized from time to time by resolution of the Board of Directors for payment of dividends and other payments on the Series A Preferred Stock. The issuance price of the Series A Preferred Stock shall be $2.745 per share (the "SERIES A ORIGINAL PURCHASE PRICE"). Unless otherwise specified, references herein to any "Section" refer to the Section number specified in this Certificate of Designation.

                  2.  Dividends.

                  (a) The Company shall pay, and the holders of the shares of Series A Preferred Stock shall be entitled to receive, cumulative dividends which shall accrue on an annual basis at the rate of seven percent (7%) per annum, computed on each share of Series A Preferred Stock based upon the Series A Original Purchase Price from the date of its initial issuance, as adjusted for stock splits, stock dividends, recapitalizations, combinations, reclassifications and similar events which affect such shares of Series A Preferred Stock. Dividends will be computed on the basis of a 365 day year on the basis of actual days elapsed. Dividends will be payable semi-annually in arrears on July 25 and January 25 of each year (each a "DIVIDEND PAYMENT DATE"), commencing January 25, 2004 and ending on July 25, 2008;

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provided, however, that if such date is not a business day, then the Dividend
Payment Date shall be the next business day. At the Company's option dividends shall be payable in cash in immediately available funds to an account designated by the holder of the Series A Preferred Stock or in additional shares of Series A Preferred Stock. To the extent that dividends are to be paid in additional shares of Series A Preferred Stock, the Company shall deliver that number of shares of Series A Preferred Stock equal to (i) the dollar value of the dividend to be paid, divided by (ii) the Series A Conversion Price then in effect on the applicable Dividend Payment Date.

                  (b) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be declared or paid, nor shall any other distribution be made, on the Common Stock, nor shall any shares of any Common Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation until all dividends set forth in this Section on the shares of Series A Preferred Stock have been paid or declared and set apart. In the event that dividends are paid on any shares of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal per share (on an as-if-converted basis) to the amount paid or set aside for each share of Common Stock.

         3.       Liquidation, Dissolution or Winding Up.

                  (a) In the event of a Liquidation Event (as defined in Section 3(d)(i) below), the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings (the "DISTRIBUTABLE ASSETS") shall be distributed as follows:

                           (i)      First, before any distribution of assets
shall be made to the holders of Common Stock, to the holders of Series A Preferred Stock an amount sufficient to pay the holders of shares of Series A Preferred Stock then outstanding an amount per share equal to two (2) times the Accretive Value (the "LIQUIDATION PREFERENCE"); provided, however, that if a Liquidation Event described in Section 3(d)(i)(H) shall occur, the Liquidation Preference shall be as follows:

                                    (1) in the case of subclause (1) of Section
                                    3(d)(i)(H), 2.5 times the Accretive Value,

                                    (2) in the case of subclause (2) of Section
                                    3(d)(i)(H), 2.4 times the Accretive Value,

                                    (3) in the case of subclause (3) of Section
                                    3(d)(i)(H), 2.3 times the Accretive Value,

                                    (4) in the case of subclause (4) of Section
                                    3(d)(i)(H), 2.2 times the Accretive Value,

                                    (5) in the case of subclause (5) of Section
                                    3(d)(i)(H), 2.1 times the Accretive Value,

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                                    (6) in the case of subclause (6) of Section
                                    3(d)(i)(H), 2.1 times the Accretive Value, and

                                    (7) in the case of subclause (7) of Section
                                    3(d)(i)(H), 2.0 times the Accretive Value;
                                    and

provided further that if the Liquidation Event described in Section 3(d)(i)(G) occurs, the Liquidation Preference shall be three and one-eighths (3 1/8) times the Accretive Value. The Liquidation Preference shall be paid in cash in immediately available funds to an account designated by the holder of the Series A Preferred Stock.

                           (ii)     Second, if required by applicable law upon
the occurrence of the Liquidation Event, to the holders of Common Stock on a pro rata basis.

         The "ACCRETIVE VALUE" shall be equal to the sum of the Series A Original Purchase Price plus any dividends in the form of additional shares of Series A Preferred Stock that remain unpaid plus any accrued but unpaid cash dividends per share. If upon the occurrence of a Liquidation Event, the assets thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (b) Notwithstanding Subsection 3(a) above, a holder of Series A Preferred Stock, shall be entitled to be paid an amount equal to the greater of (i) the amount such holder would receive pursuant to Subsection 3(a) and (ii) an amount per share of Series A Preferred Stock, with respect to each share of Series A Preferred Stock, equal to the amount to which the holder of one (1) share of Series A Preferred Stock would be entitled upon liquidation of the Company had such share of Series A Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event.

                  (c) The Company shall give each holder of record of Series A Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, provided that such stockholders' meeting is required under applicable law, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction, provided that such stockholders' meeting is required under applicable law. The first of such notices shall describe the material terms and conditions of the impending transaction or event, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holder of the Series A Preferred Stock.

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                  (d)      (i)      For purposes of this Section 3, a
Liquidation Event shall be deemed to be occasioned by, or to include:

                                    (A)      any sale of all or substantially
all of its assets by the Company;

                                    (B)      a merger, consolidation,
liquidation or other transaction in which holders of the Company's voting power prior to such transaction will hold, after such transaction, less than 50% of the Company's voting power;

                                    (C)      a sale of all or substantially all
of the intellectual property of the Company in one or a series of transactions;

                                    (D)      the withdrawal from or dismissal of
the Lawsuit (as defined in that certain Series A Convertible Preferred Stock Purchase Agreement between the Company and the holder of the Series A Preferred Stock dated July 25, 2003 (the "PURCHASE AGREEMENT")) with or without prejudice before a settlement or judicial resolution of the Lawsuit by the plaintiff in the Lawsuit, other than as a result of a settlement agreement with the remaining defendant in the Lawsuit, except that in the event that after a court of competent jurisdiction in the Lawsuit issues a ruling or order the effect of which is to eliminate claims or narrow the scope of the Lawsuit and the Company, within ten (10) days, reasonably desires to withdraw or dismiss the Lawsuit, and the Company either (I) upon exercise of the holder's rights under the Purchase Agreement, directs the assignment of the Lawsuit to a third party and any such third party purchases the Lawsuit from the Company, or (II) assigns all of its right, title and interest to the Lawsuit to either the holder or its designee, then no Liquidation Event shall be deemed to have occurred;

                                    (E)      the sale of the Company's interest
in the Lawsuit to a defendant therein or any affiliate or subsidiary thereof;

                                    (F)      the sale, pledge or transfer of
either or both of the two Company patents asserted in the Lawsuit to a defendant therein or any affiliate or subsidiary thereof, in each case before the settlement or judicial resolution of the Lawsuit;

                                    (G)      the holder negotiates the terms of
a settlement with the defendant in the Lawsuit and requests that the Company settle the Lawsuit based upon those terms (provided that those terms are within the scope agreed upon in the Game Console Sublicense Agreement entered into between the holder of the Series A Preferred Stock and the Company dated as of July 25, 2003), but the Company declines to do so; or

                                    (H)      the Company settles the Lawsuit for
gross proceeds of: (1) less than or equal to $100 million, (2) greater than $100 million and less than or equal to $110 million, (3) greater than $110 million and less than or equal to $120 million, (4) greater than $120 million and less than or equal to $130 million, (5) greater than $130 million and less than or

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equal to $140 million, (6) greater than $140 million and less than or equal to
$150 million, or (7) greater than $150 million.

In addition, a change in any twelve (12) month period of two (2) or more incumbent directors of the Company not eligible for reelection in that year or any expansion in the number of the incumbent directors of the Company above nine
(9), with no more than one addition per year, shall be deemed to be a "liquidation" at the sole discretion of the holder of the Series A Preferred Stock.

                           (ii)     In any Liquidation Event, if the
consideration received by the Company is other than cash or securities, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                    (A)      If traded on a securities exchange
or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                                   (B)      If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                    (C)      If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

                           (iii)    In the event the requirements of this
Subsection 3(d) are not complied with, the Company shall forthwith cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with.

                  (e) Following the distribution of the Distributable Assets as set forth in Subsection 3(a)(i), all rights of each holder of Series A Preferred Stock shall cease and such shares shall not be deemed to be outstanding for any purpose whatsoever.

         4.       Voting.

                  (a) Except as provided in Subsection 4(c) below, each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which each share of Series A Preferred Stock held by such holder is convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law and the provisions of Subsection 4(b) below, all matters submitted to the Company's stockholders will be determined by the holders of shares of

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Series A Preferred Stock voting together (on an as converted basis) with the holders of Common Stock as a single class.

                  (b) As long as 25% or more of the shares of Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the consent or affirmative vote of the holder or holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class:

                           (i)      amend, alter or repeal any provision of the
Certificate of Incorporation or the By-Laws of the Company in any way which would adversely affect the rights, privileges and preferences of the holder of Series A Preferred Stock;

                           (ii)     authorize or issue any series or class of
stock or other security of the Company with rights, preferences, powers or privileges that are senior to or on parity with those of the shares of Series A Preferred Stock;

                           (iii)    engage in any transaction which would impair
or reduce the rights of the holders of the Series A Preferred Stock;

                           (iv)     for so long as the original holder of the
Series A Preferred Stock holds at least 25% of the outstanding Series A Preferred Stock, create, incur, assume or permit to exist (or permit any Subsidiary to create, incur, assume or permit to exist) any Indebtedness, except: (1) Indebtedness to such holder of Series A Preferred Stock; (2) Ordinary Course Indebtedness; and (3) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

                           (v)      pledge or encumber any assets of the
Company, other than as necessary in connection with the obligations for borrowed money, loans or guarantees which the Company is permitted to enter into pursuant to subsection (iv) above; and

                           (vi)     declare or pay any dividends on Common Stock
(other than a dividend payable in shares of Common Stock) unless the same per share dividend declared on the Company's Common Stock is declared and paid on shares of Series A Stock (in addition to the dividends payable on the Series A Preferred Stock as provided for in Section 2 above).

                  For purposes of subclause (iv) of this Section 4(b), the following terms shall have the definitions set forth below:

                  "Capital Lease" means all leases of personal property which have been or should be capitalized on the books of the lessee in accordance with GAAP.

                   "ERISA" means the Employee Retirement Income Security Act of 1974, as such may be amended from time to time.

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                  "GAAP" means generally accepted accounting principles as in effect on the date of the Purchase Agreement, or, as in effect on the date when any financial statements are to the holder pursuant to the transactions contemplated by the Purchase Agreement.

                  "Indebtedness" means at a particular time, without duplication: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due);
(iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (vi) any obligations under Capital Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person's assets; and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Subsidiary, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code, as amended from time to time, or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  "Ordinary Course Indebtedness" means (i) Indebtedness of the sort described in clauses (i) and (ii) of the definition of "Indebtedness" existing on July 24, 2003 and disclosed in writing to the holder and refinancings, renewals and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and if the principal amount thereof is not increased; (ii) Capital Leases in an individual amount not to exceed $500,000 and other Indebtedness secured by a purchase money security interests in any property acquired by the Company to the extent permitted hereunder; provided that such Indebtedness does not exceed the cost or fair market value of the assets financed with such Indebtedness and refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (provided, for purposes hereof, Indebtedness shall qualify under this clause if it is incurred within thirty (30) days of the date that Company acquired the assets which are to secure such Indebtedness and the cost of the assets acquired shall include the delivery, installation and tax expenses incurred in acquiring such assets);
(iii) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory appeal or similar obligations; (iv) Indebtedness under interest rate, credit, commodity or equity swap, cap, floor, collar, forward

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foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Company's and/or the Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; (v) deferred taxes; (vi) Indebtedness in respect of overdraft protections and otherwise in connection with Company's deposit accounts; (vii) leases of office and storage facilities;
(viii) Indebtedness owing from a Subsidiary to Company or another Subsidiary;
(ix) Indebtedness in respect of credit cards issued to Company, a Subsidiary or employees of either; (x) Indebtedness consisting of deferred liabilities in respect of payments received by Company for services to be provided; ; (xii) Guarantees of any Indebtedness arising out of subparagraphs (i)-(x) and (xii) hereof; and (xii) Subordinated Debt; provided, that in each case, such indebtedness is incurred in the ordinary course of business consistent with the Company's past practice.

                  "Person" means an individual, partnership, corporation, company, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

                  "Subordinated Debt" means any debt incurred by the Company that is subordinated to the debt owing by the Company to a holder Series A Preferred Stock on terms acceptable to such holder (and identified as being such by the Company and such holder).

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  (c) Notwithstanding the voting rights described in Subsection 4(a) above, upon a Dilutive Issuance under Section 6 below in which holders of Series A Preferred Stock become entitled to a payment equal to 50% of the then Accretive Value, each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to (i) the number of whole shares of Common Stock into which each share of Series A Preferred Stock held by such holder is convertible (as adjusted from time to time pursuant to Section 5 hereof), multiplied by (ii) the Series A Original Purchase Price minus the Dilutive Fee, divided by (iii) $1.83. Nothing in this Subsection 4(c) shall be deemed to affect the voting rights of holders of shares of Common Stock issued upon conversion of Series A Preferred Stock. For purposes

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of this subsection 4(c), "DILUTIVE FEE" shall mean the aggregate amount paid to holders of Series A Preferred Stock upon each Dilutive Issuance that has occurred to date, on a per share basis.

         5. Conversion. The holders of shares of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof without the payment of additional consideration, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Purchase Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. As of the date hereof, the conversion price at which shares of Common Stock shall be deliverable upon conversion of the shares of Series A Preferred Stock without payment of additional consideration by the holder thereof shall equal the Series A Original Purchase Price (the "CONVERSION PRICE"). Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Upon exercise of the Conversion Rights, the Common Stock issued upon conversion may not be sold or otherwise transferred by the holder thereof for a period of thirty two (32) days following such issuance.

                  Upon a Liquidation Event, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of shares of Series A Preferred Stock.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Whether fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (c)      Mechanics of Conversion.

                           (i)      When a holder of shares of Series A
Preferred Stock elects to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If reasonably required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly

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authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date ("CONVERSION DATE"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such time, and such shares of Common Stock issuable upon such conversion shall be issued, and deemed issued, as of such time. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities, and such shares of Common Stock issuable upon such conversion shall be issued, and deemed issued, as of such time.

                           (ii)     The Company shall, at all times when any
share of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding or issuable shares of Series A Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary to ensure that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such Conversion Price. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                           (iii)    Upon any such conversion, no adjustment to
the Conversion Price shall be made for any accrued and unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (iv)     All shares of Series A Preferred Stock that
shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the

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holders thereof to receive shares of Common Stock in exchange therefor and payment of any unpaid cumulative dividends thereon that has accrued as of the Conversion Date. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                  (d) Adjustments to Conversion Price for Stock Dividends and Stock Subdivisions.

                           (i)      In the event that the Company shall declare
or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by a payment of a dividend in Common Stock), then the applicable Conversion Price in effect (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (ii) in the case of any subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective, shall, concurrently with the close of business on the record date or the effectiveness of the subdivision, as the case may be, be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator is the number of shares outstanding immediately after such event.

                           (ii)     If the record date shall have been fixed and
such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 5(d) as of the time of the actual issuance of such dividend.

                  (e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Preferred Stock against impairment.

                  (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price then in

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effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of shares of Series A Preferred Stock.

                  (g)      Notice of Record Date. In the event:

                           (i)      that the Company subdivides or combines its
outstanding shares of Common Stock;

                           (ii)     of any recapitalization of the capital stock
of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the shares Series A Preferred Stock, and shall cause to be mailed to the holders of the shares Series A Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least fifteen (15) days before the record date specified below, a notice stating:

                                    (A)      the record date of such
subdivision, or, if a record is not to be taken, the date as of which the holders of the applicable class of securities of record to be entitled to such subdivision is to be determined; or

                                    (B)      the date on which such
recapitalization is expected to become effective, and the date as of which it is expected that holders of the applicable class of securities of record shall be entitled to exchange their shares of the applicable class of securities for securities or other property deliverable upon such recapitalization.

         6. Dilutive Issuances. Upon issuance of any equity securities of the Company equity linked securities or securities convertible into equity securities of the Company at a per share purchase price less than the then Accretive Value (a "DILUTIVE ISSUANCE"), all holders of Series A Preferred Stock shall be entitled to a payment equal to 50% of the then Accretive Value paid in cash in immediately available funds to an account designated by such holders of Series A Preferred Stock. Notwithstanding the aforementioned, no protection against Dilutive Issuances shall exist for the following:

                  (a) Common Stock issuable upon conversion of any Series A Preferred Stock or warrants outstanding as of July 24, 2003;

                  (b) issuances of securities to employees, directors and consultants as approved by the Company's Board of Directors, Compensation Committee, or similar committee of the Board of Directors performing such functions, pursuant to the Company's existing stock option or incentive plans as in effect on July 24, 2003, including without limitation upon the exercise of options granted under such stock option or incentive plans;

                  (c) Common Stock or other securities issued to equipment lessors, landlords, banks financial institutions or similar entities in a transaction approved by the Company's Board

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

of Directors, in an amount not to exceed 5% of the shares of the Company calculated on a fully diluted basis, in any twelve (12) month period; or

                  (d) Common Stock or other securities issued pursuant to any transactions approved by the Company's Board of Directors primarily for the purpose of research and development, distribution or manufacture of the Company's products or services, in an amount not to exceed 5% of the shares of the Company calculated on a fully diluted basis, in any twelve (12) month period.

         7.       Redemption.

                  (a) If at any time that the closing price for the Common Stock shall be two and one half (2 1/2) times the Accretive Value for each of thirty
(30) successive trading days, at the election of the Company, it may redeem all (and not less than all) of the shares of Series A Preferred Stock (a "COMPANY REDEMPTION"), at a redemption price equal to 125% of the then Accretive Value (the "REDEMPTION PRICE"), payable in cash in immediately available funds to an account designated by the holders of the Series A Preferred Stock; provided, that if the existence of any contemplated settlement of the Lawsuit or any details thereof shall become publicly available as a result of the Company, or one of its officers, directors, employees, consultants or agents taking any action, including through publication in the news media or through postings on Internet forums, newsgroups, chat rooms, or the like, during such thirty (3) successive trading period, then the Company shall not be permitted to redeem the shares of Series A Preferred Stock pursuant to this clause until after the earlier of (i) a definitive agreement relating to such settlement has been executed and delivered by the parties thereto or (ii) the sixty-first (61st) day following the date the existence of any contemplated settlement of the Lawsuit or any details thereof first became publicly available. The foregoing provisio shall re-apply to each successive occurrence of any contemplated settlement of the Lawsuit or any details becoming publicly available.

                  (b) On or after July 25, 2006, the Company shall, at the request of the holders of Series A Preferred Stock, redeem all (and not less than all) of the then-outstanding shares of Series A Preferred Stock (the "INVESTOR OPTIONAL REDEMPTION") at a redemption price per share equal to two (2) times the Accretive Value (the "ALTERNATE REDEMPTION PRICE") payable in cash in immediately available funds to an account designated by the holder of the Series A Preferred Stock.

                  (c) The date upon which a redemption shall be effected as provided in Sections 7(a) or (b) shall be referred to as a "REDEMPTION DATE."

                  (d) Thirty (30) days prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected on such Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price or Alternate

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

Redemption Price, as applicable, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). Each holder of Series A Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price or Alternate Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. To the extent the Company is unable to redeem all shares of Series A Preferred Stock on a Redemption Date, the Company shall follow the notice procedures of this Subsection 7(d) for each date on which the Company plans to redeem shares in accordance with this Section 7. From and after the date of redemption and the holders' receipt of the Redemption Price or Alternate Redemption Price, as applicable, with respect to such shares to be redeemed (the "REDEMPTION SHARES"), all rights of each holder with respect to such Redemption Shares so redeemed shall cease and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such Redemption Shares shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly. Each share of Series A Preferred Stock not surrendered for redemption within 90 days after the Redemption Date relating to such shares shall (i) cease to have any rights, (ii) not be deemed to be outstanding for any purpose whatsoever, and (iii) automatically be converted into the right to receive the Redemption Price.

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

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by Victor Viegas, President, Chief Executive Officer and Chief Financial Officer of the Company this 24th day of July, 2003.

                                            IMMERSION CORPORATION

                                            /s/ Victor Viegas
                                            ------------------------------------
                                            Name:  Victor Viegas
                                            Title: President, Chief Executive
                                            Officer and Chief Financial Officer

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